PROSPECTUS SUPPLEMENT
(To Prospectus Dated September 17, 1998)

                              U.S. $1,850,000,000

                         SEARS ROEBUCK ACCEPTANCE CORP.
                           MEDIUM-TERM NOTES SERIES V
                    DUE AT LEAST 9 MONTHS FROM DATE OF ISSUE
                            ------------------------

    Sears Roebuck Acceptance Corp. ("SRAC") may offer from time to time up to U.S.$1,850,000,000 (or its equivalent in foreign currencies) of its Medium-Term Notes Series V (the "Notes"). SRAC will describe the currencies, interest rates (including whether the interest rate is fixed or floating) and maturity dates of the Notes in pricing supplements to this prospectus supplement. Each Note will have the following terms:

    - A maturity date, which will be at least 9 months from the date the Note is issued;

    - A fixed or floating interest rate. (Certain Notes issued at a discount may not bear interest.) SRAC may determine the interest on floating rate Notes by using any of the following indexes, as specified in the applicable pricing supplement, or by using any other rate that SRAC describes in the applicable pricing supplement:


               - CD Rate                     - LIBOR
               - CMT Rate                    - Prime Rate
               - Commercial Paper Rate       - Treasury Rate
               - Federal Funds Rate


    - A currency in which the Note will be denominated, which may be U.S. dollars or any foreign currency; and

    - An interest payment date or dates.

    Unless SRAC indicates otherwise in this prospectus supplement or in the applicable pricing supplement:

    - SRAC will not have the right to redeem the Notes prior to their maturity date;

    - SRAC will issue the Notes only in a minimum denomination of U.S.$1,000 or the approximate equivalent in the foreign currency specified in the pricing supplement;

    - SRAC will issue the Notes at 100% of their principal amounts; and

    - SRAC will issue the Notes in book-entry form only.

    SRAC may offer and sell Notes:

    - through its Agents (Goldman, Sachs & Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated or Salomon Smith Barney Inc.) or through another agent as specified in the applicable pricing supplement;

    - directly to certain institutional investors in jurisdictions where SRAC or its employees are registered or qualified to make direct offers or in transactions that do not require registration or qualification; or

    - to an Agent as principal for resale to other investors or dealers.

    You must pay for the Notes in the currency specified in the applicable pricing supplement by delivering the purchase price to an Agent or, if SRAC sells directly to you, to SRAC, unless you make other payment arrangements.

    YOU SHOULD REVIEW THE RISKS OF INVESTING IN NOTES DENOMINATED IN A FOREIGN CURRENCY, AS SET FORTH IN "FOREIGN CURRENCY RISKS" ON PAGE 6 OF THIS PROSPECTUS SUPPLEMENT.

    SRAC estimates that it will receive between $1,836,125,000 and $1,847,687,500 in proceeds from the sale of the Notes. The precise amount SRAC receives will depend on the total amount of commissions it pays, or discounts it offers, to the Agents. SRAC will pay commissions to its Agents, or sell Notes to its Agents at discounts, ranging from .125% to .750% of the principal amount of each Note sold or purchased by the Agent (or another percentage that SRAC negotiates with the Agents). The percentage will depend on the maturity date of the Note sold or purchased by the Agent. On direct sales by SRAC, SRAC's proceeds will equal the aggregate public offering price of the Notes sold. Out of its total proceeds, SRAC will pay approximately $1,100,000 in expenses. These expenses include approximately $25,000 of Agents' expenses that SRAC will reimburse.
                            ------------------------

    These securities have not been approved by the Securities and Exchange Commission or any state securities commission nor have these organizations determined if this prospectus supplement, the prospectus or any pricing supplement is accurate and complete. Any representation to the contrary is a criminal offense.
                            ------------------------

GOLDMAN, SACHS & CO.
            MERRILL LYNCH & CO.
                         MORGAN STANLEY DEAN WITTER
                                     SALOMON SMITH BARNEY
                                              SEARS ROEBUCK ACCEPTANCE CORP.
September 17, 1998

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. SRAC has not authorized anyone to provide you with different information.

     SRAC is not offering to sell or soliciting offers to buy any securities other than the registered securities to which this prospectus supplement and the accompanying prospectus relate, nor is it offering to sell or soliciting offers to buy securities in any jurisdiction where the offer is not permitted.

     SRAC does not claim that the information contained in the prospectus and prospectus supplement are accurate as of any date other than the dates on their respective covers.

                            ------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                   PROSPECTUS SUPPLEMENT
About this Prospectus Supplement and Pricing Supplements....   S-4
Interim Financial Information...............................   S-5
Financial Changes...........................................   S-5
Currency Exchange and Other Information.....................   S-6
Foreign Currency Risks......................................   S-6
  Exchange Rates and Exchange Controls......................   S-6
  Governing Law and Judgments...............................   S-7
Description of Notes........................................   S-8
  General...................................................   S-8
  Interest Rate.............................................   S-8
     General................................................   S-8
     Fixed Rate Notes.......................................   S-9
     Floating Rate Notes....................................   S-9
       General Information..................................   S-9
       Interest Reset Dates, Interest Payment Dates and
        Record Dates........................................  S-12
  Payment of Principal and Interest.........................  S-13
  Redemption................................................  S-13
  Payment Currency..........................................  S-14
  Indexed Notes.............................................  S-14
  Book-Entry Notes..........................................  S-14
     The Depository Trust Company...........................  S-15
     Book-Entry Format......................................  S-15
     Certificated Notes.....................................  S-15
  Modification or Amendment of the Indenture................  S-16
United States Tax Considerations............................  S-16
  United States Holders.....................................  S-17
     Definition of a United States Holder...................  S-17
     Payments of Interest and Original Issue Discount.......  S-17
     Payments in Foreign Currency...........................  S-19
     Sale, Redemption or Other Disposition of Notes.........  S-20
     Exchange of Foreign Currency...........................  S-21
  Foreign Holders...........................................  S-21
     U.S. Withholding Tax...................................  S-21
     U.S. Income Tax........................................  S-22
     U.S. Estate Tax........................................  S-23
  Backup Withholding........................................  S-23
Plan of Distribution........................................  S-24
Legal Opinion...............................................  S-26
Glossary....................................................  S-27
                         PROSPECTUS
Available Information.......................................     3
Reports to Holders of Debt Securities.......................     3
Incorporation of Certain Documents by Reference.............     3
Sears Roebuck Acceptance Corp...............................     4
Use of Proceeds.............................................     4
Summary Financial Information...............................     5
Ratio of Earnings to Fixed Charges..........................     6
Description of Debt Securities..............................     6
  General Terms.............................................     6
  Certain Restrictions......................................     8
  Defaults..................................................     8
  Modification or Amendment of the Indenture................     9
  Defeasance................................................     9
     Termination of Certain Obligations.....................     9
     Discharge of the Indenture.............................    11
  Regarding the Trustee.....................................    11
Plan of Distribution........................................    11
Legal Opinion...............................................    12
Experts.....................................................    12

                        ABOUT THIS PROSPECTUS SUPPLEMENT
                            AND PRICING SUPPLEMENTS

     This prospectus supplement sets forth certain terms of the Notes that SRAC may offer. It supplements the "Description of Debt Securities" in the prospectus. This prospectus supplement supersedes the prospectus to the extent it contains information that is different from the information in the prospectus.

     Each time SRAC offers Notes, it will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the Notes SRAC is offering and the terms of the offering. The pricing supplement will supersede this prospectus supplement to the extent it contains information that is different from the information contained in this prospectus supplement.

     It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus and pricing supplement in making your investment decision. You should also read and consider the information contained in the documents identified in "Available Information" in the prospectus.

                         INTERIM FINANCIAL INFORMATION

     The following table contains summary financial information regarding SRAC for the 26-week periods ended July 4, 1998 and June 28, 1997. The summary information has not been audited, but, in the opinion of SRAC's management, this information includes all the adjustments that are necessary to fairly present the operating results and financial position of SRAC. The data for the 26-week period ended July 4, 1998 is not necessarily indicative of the expected year-end data. You should read this summary information in conjunction with SRAC's financial statements that are incorporated by reference in the prospectus.

                                                                       26 WEEKS ENDED
                                                                         (UNAUDITED)
                                                                -----------------------------
                                                                JULY 4, 1998    JUNE 28, 1997
                                                                ------------    -------------
                                                                    (DOLLARS IN MILLIONS)
Operating Results
Total revenues..............................................      $   610          $   433
Interest expense and amortization of debt
  discount/premium..........................................          484              345
Total expenses..............................................          486              346
Income taxes................................................           43               31
Net income..................................................           81               56
Financial Position
Assets
  Notes of Sears............................................      $16,576          $12,910
  Receivable balances purchased from Sears..................           90               82
  Total assets..............................................       16,881           13,105
Liabilities
  Commercial paper..........................................        3,304            3,298
  Agreements with bank trust departments....................           --               69
  Intermediate-term loans...................................           --              715
  Medium-term notes.........................................        6,436            5,302
  Discrete underwritten debt................................        4,542            1,902
  Total liabilities.........................................       14,438           11,362
Stockholder's Equity
  Capital stock (including capital in excess of par
     value).................................................          935              385
  Retained income...........................................        1,508            1,358
  Total stockholder's equity................................        2,443            1,743
Other Pertinent Data
Contractual credit facilities (period end)..................        5,040            5,000

                               FINANCIAL CHANGES

     This discussion compares SRAC's financial results for the 26-week period ended July 4, 1998 (the "current period") with its results for the 26-week period ended June 28, 1997 (the "prior period").

     SRAC generated revenues of $610 million during the current period. This is an increase of 41% from the $433 million in revenues it generated during the prior period. SRAC attributes the increase in revenue to a $4.4 billion increase in SRAC's average earning assets in the current period over the prior period. Average earning assets increased in response to Sears funding requirements.

     SRAC incurred $484 million in interest and related expenses during the current period. This is an increase of 40% from the $345 million it incurred during the prior period. SRAC attributes most of this increase in interest and related expenses to increases in its average long-term debt. SRAC's average long-term debt of $10.3 billion in the current period reflects an increase of 43% over its average long-term debt of $7.2 billion in the prior period. SRAC's average short-term borrowings also increased in the current period to $4.5 billion, compared to $3.9 billion during the prior period. During the current period, SRAC's cost of short-term funds averaged 5.60%, while it averaged 5.48% during the prior period.

     SRAC's net income of $81 million for the current period is a 45% increase over its net income of $56 million for the prior period. SRAC's ratio of earnings to fixed charges for the current period was 1.26 compared to 1.25 for the prior period.

                    CURRENCY EXCHANGE AND OTHER INFORMATION

     You must pay for the Notes in the currency that SRAC specifies in the applicable pricing supplement. Currently, the United States has limited facilities to convert U.S. dollars into foreign currencies, and vice versa. However, you may establish non-U.S. dollar denominated checking or savings accounts at U.S. banks in the United States. SRAC will pay principal and interest to you in the currency it specifies in the applicable pricing supplement unless that currency is unavailable due to circumstances beyond SRAC's control. See "Foreign Currency Risks" and "Description of Notes" in this prospectus supplement.

     "U.S. dollars," "U.S.$," and "$" in this prospectus supplement refer to the currency of the United States of America.

                             FOREIGN CURRENCY RISKS

     Foreign currency rates of exchange and other factors affecting the risks of investing in securities denominated in foreign currencies change continuously. This prospectus supplement summarizes certain risks of investing in Notes denominated in a foreign currency. You should consult your own financial and legal advisors about the risks of investing in these Notes. The Notes, when denominated in a foreign currency, are not an appropriate investment for investors who do not have experience with foreign currency transactions.

     The information in this prospectus supplement is directed to prospective purchasers who are United States residents. If you are a resident of a country other than the United States, you should consult your own financial and legal advisors to discuss matters that may affect your purchase, holding or receipt of payments of principal and interest on the Notes. SRAC disclaims any responsibility for advising you on these matters.

EXCHANGE RATES AND EXCHANGE CONTROLS

     Investments in securities denominated in foreign currencies have significant risks that are not associated with investments denominated in U.S. dollars. These risks include, without limitation, the possibility that rates of exchange between the U.S. dollar and foreign currencies may change significantly and the possibility that either the Unites States or foreign governments will impose or modify foreign exchange controls. Foreign currency risks generally depend on economic and political events over which SRAC has no control. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile, and you may expect that volatility to continue in the future. Historical fluctuations in any particular exchange rate do not necessarily indicate, however, the type of fluctuations in the rate that may occur during the term of any Note. If the currency specified by SRAC for a particular Note were to depreciate against the U.S. dollar, the effective yield of the Note would decrease below its coupon rate and in certain circumstances could result in a loss to the investor.

     Governments have imposed exchange controls in the past and may do so in the future. Exchange controls could affect exchange rates and limit the availability of a foreign currency specified in a pricing supplement at the time a payment on a Note is due in that currency. Even if governments do not impose exchange controls, it is possible that a foreign currency will not be available at the time a payment is due in that currency. If the specified currency is unavailable, SRAC will make required payments in U.S. dollars as described in the prospectus on the basis of the market exchange rate in effect on the date of the payment. If the market exchange rate is not available on that date, then SRAC will make the payment on the basis of the last available market exchange rate. See "Description of Notes--Payment Currency" in this prospectus supplement, and "Description of Debt Securities--General Terms" in the prospectus.

     If SRAC denominates Notes in a foreign currency, the applicable pricing supplement will contain information about the specified currency, including information about any current foreign exchange controls that apply to the foreign currency. SRAC will furnish that information for information only and you should not regard it as indicative of the range of, or trends in, fluctuations in currency exchange rates that may occur in the future.

GOVERNING LAW AND JUDGMENTS

     The Notes will be governed by and construed in accordance with the laws of the State of Delaware. If an action based on the Notes resulted in a judgment against SRAC in a court in the United States, it is likely that the court would grant judgment only in U.S. dollars. It is not clear, however, whether in granting that judgment, the court would use the rate of conversion into U.S. dollars that would be in effect on the date of default, the date the judgment was rendered, or some other date.

                              DESCRIPTION OF NOTES

     The following description supplements the "Description of Debt Securities" in the prospectus. The pricing supplement for your Notes may specify different or additional terms.

GENERAL

     SRAC will issue the Notes under the indenture dated as of May 15, 1995, between SRAC and The Chase Manhattan Bank. SRAC has filed a copy of the indenture with the Securities and Exchange Commission; the indenture is incorporated into this prospectus supplement and the prospectus by reference.

     Each Note will mature at least 9 months from the date it is issued. SRAC may only redeem or repay a Note before its maturity date if it specifies that it may do so in the applicable pricing supplement. SRAC may not issue more than $2,000,000,000 of Medium-Term Notes Series V, which will constitute a single series of debt securities under the indenture.

     The Notes will be unsecured obligations of SRAC and will be identical except for currency denomination, interest, interest payment dates, maturity date, issue date and applicable redemption provisions. SRAC will not have to deposit funds into a sinking fund before the maturity date for any Note.

     SRAC will sell the Notes in individual issues. SRAC and each Note's initial purchaser will mutually agree to the interest rate, maturity date and issue date for the Note. SRAC will only pay interest and principal on the Notes on "Business Days" (as defined in the Glossary).

     SRAC will pay principal, any premium and interest on each Note in the currency in which the Note is denominated. Unless SRAC specifies otherwise in the applicable pricing supplement, SRAC will issue the Notes:

     - in a minimum denomination of U.S.$1,000, or in integral multiples of U.S.$1,000, if the Notes are denominated in U.S. dollars; or

     - in a minimum denomination equivalent to U.S.$1,000, rounded to an integral multiple of 1,000 units of the currency in which the Notes are denominated, and in any larger amount in integral multiples of 1,000 units of that currency, if the Notes are denominated in a currency other than U.S. dollars.

     SRAC will determine the market exchange rate for the applicable currency as of the day before it accepts a purchase order for a Note, and will determine the minimum denomination for that Note based on that market exchange rate. The market exchange rate for a currency on a particular date is the noon buying rate in The City of New York for cable transfers of that currency as certified for customs purposes by the Federal Reserve Bank of New York. For European Currency Units, the market exchange rate is the rate of exchange determined by the Council of European Communities (or its successor) as published on the date or the most recently available date in the Official Journal of the European Communities or any successor publication.

INTEREST RATE

  GENERAL

     Each Note will bear interest at either a fixed or floating rate for the periods:

     - from and including the date the Note was issued to, but excluding, the first interest payment date;

     - from and including each interest payment date to, but excluding, the next interest payment date; and

     - from and including the final interest payment date to, but excluding, the maturity date or redemption date.

     SRAC will pay interest (other than defaulted interest) on the interest payment dates to those who are registered holders of Notes on the applicable record date as described in "Description of Notes--Interest Rate--Fixed Rate Notes" and "Description of Notes--Interest Rate--Floating Rate Notes--Interest Reset Dates, Interest Payment Dates and Record Dates" in this prospectus supplement. Cede & Co. will be the initial registered holder of the global Notes. See "Description of Notes--Book-Entry Notes" in this prospectus supplement. SRAC will pay interest due on a redemption date or maturity date to the same person to whom it is paying the principal amount. However, if SRAC would have made a regular interest payment on the redemption or maturity date, it will make that regular interest payment to the registered holder as of the applicable record date, even if it is not the same person to whom it is paying the principal amount.

     If SRAC originally issues a Note between a record date and an interest payment date, it will make the first payment of interest on the interest payment date following the next record date to the registered owner on that record date.

     Payments of interest on any Note on any interest payment date, maturity date or redemption date will include interest accrued to, but excluding, the interest payment date, maturity date or redemption date.

  FIXED RATE NOTES

     Fixed rate Notes will bear interest at the rate specified in the applicable pricing supplement.

     Unless SRAC specifies otherwise in the applicable pricing supplement, the interest payment dates for fixed rate Notes will be February 15 and August 15 of each year. If an interest payment date (or maturity or redemption date) for any fixed rate Note falls on a day that is not a Business Day, SRAC will pay the interest (or interest and principal) on the next Business Day. However, interest on the payment will not accrue for the period from the original interest payment date (or maturity or redemption date) to the date SRAC makes the payment. SRAC will calculate the interest based on a 360-day year of twelve 30-day months.

     The record date for fixed rate Notes is February 1 for a February 15 interest payment date, August 1 for an August 15 interest payment date and the date that is 15 calendar days before any other interest payment date, whether or not those dates are Business Days.

  FLOATING RATE NOTES

     General Information. Floating rate Notes will bear interest based on an index specified in the applicable pricing supplement. Unless SRAC provides otherwise in the applicable pricing supplement, The Chase Manhattan Bank will be the "Calculation Agent" that calculates the interest on floating rate Notes.

     Each floating rate Note must have the following terms, which will be set forth in the pricing supplement for that Note:

     - the interest rate basis or index to be used to determine the Note's interest rate;

     - the "Index Maturity," which means the period to maturity of the instrument or obligation on which the interest rate formula is based. For example, LIBOR may be different for one-month U.S. dollar deposits and for three-month U.S. dollar deposits. If the pricing supplement for a Note specifies LIBOR as the index and three months as the Index Maturity, SRAC would pay interest on the Note based on LIBOR for three-month U.S. dollar deposits;

     - the frequency of changes of the interest rate on the Note (i.e., daily, weekly, monthly, quarterly, semi-annually or annually);

     - the dates as of which the Calculation Agent will determine the new interest rate (the "Interest Determination Dates"), if these Interest Determination Dates differ from those described in this prospectus supplement;

     - the dates on which the interest rate will change (the "Interest Reset Dates"); and

     - the Calculation Agent for the Notes, if The Chase Manhattan Bank is not the Calculation Agent.

     Each floating rate Note may also have the following terms, which will also be set forth in the pricing supplement for that Note, if applicable:

     - the "Spread," which is the number of basis points that the Calculation Agent will add to or subtract from the interest rate determined for a particular Interest Determination Date. For example, if a Note bears interest at LIBOR plus .01%, and the Calculation Agent determines that LIBOR is 5.00% per year, the Note will bear interest at 5.01% per year until the next Interest Reset Date;

     - the "Spread Multiplier," which is the number by which the Calculation Agent will multiply the interest rate determined for a particular Interest Determination Date. For example, if a Note bears interest at 90% of LIBOR, and the Calculation Agent determines that LIBOR is 5.00% per year, the Note will bear interest at 4.50% per year until the next Interest Reset Date;

     - the "Maximum Rate," or the ceiling on the rate of interest that may accrue on the Note during any interest period; and

     - the "Minimum Rate," or the floor on the rate of interest that may accrue during any interest period.

     The Calculation Agent will round all percentages resulting from any interest rate calculations to the nearest one hundred-thousandth of a percentage point, if necessary, with five millionths of a percentage point rounded upward (for example, the Calculation Agent will round 9.876545% to 9.87655%). The Calculation Agent will also round all U.S. dollar amounts used in or resulting from such calculations to the nearest cent (with one-half cent being rounded upward).

     If you own a floating rate Note, you may ask the Calculation Agent to provide you with the current interest rate at any time. You may also ask the Calculation Agent to provide you with the interest rate that will apply as of the next Interest Reset Date if the Calculation Agent has determined the rate. The Calculation Agent's determination of any interest rate will be final and binding unless it is clearly wrong.

     The following table sets forth the most common interest rate indexes that SRAC may use, the source in which SRAC expects the index rate to be published, and the "Interest Determination Date" and calculation basis for Notes with interest rates based on each index. The Glossary to this prospectus supplement sets out with greater specificity the procedures to determine interest rates based on each index, and SRAC encourages you to review the Glossary provisions that describe how the Calculation Agent will determine the interest rate for your Note.

                                    PRIMARY SOURCE                   INTEREST
          INDEX                        OF RATE                  DETERMINATION DATE        CALCULATION BASIS*
          -----                     --------------              ------------------        ------------------
CD Rate...................    H.15(519)** under the         Second Market Day***               Actual/360
                              heading "CDs (Secondary       preceding the Interest
                              Market)"                      Reset Date

CMT Rate..................    The page of the Dow Jones     Second Market Day               Actual/Actual
                              Telerate Service specified    preceding the Interest
                              in the applicable pricing     Reset Date
                              supplement (or page 7052,
                              if no page is specified),
                              under the caption ". . .
                              Treasury Constant
                              Maturities . . . Federal
                              Reserve Board Release H.15
                              . . . Mondays
                              Approximately 3:45 PM"
                              under the column for the
                              CMT Designated Maturity
                              Index****

Commercial Paper Rate.....    H.15(519) under the           Second Market Day                  Actual/360
                              heading "Commercial           preceding the Interest
                              Paper--Nonfinancial'          Reset Date

Federal Funds Rate........    H.15(519) under the           Second Market Day                  Actual/360
                              heading "Federal Funds        preceding the Interest
                              (Effective)"                  Reset Date

LIBOR.....................    Page 3750 of the Dow Jones    Second Market Day                  Actual/360
                              Telerate Service              preceding the Interest
                                                            Reset Date

Prime Rate................    H.15(519) under the           Second Market Day                  Actual/360
                              heading "Bank Prime Loan"     preceding the Interest
                                                            Reset Date

Treasury Rate.............    H.15(519) under the           The day the federal             Actual/Actual
                              heading "U.S. Government      government auctions
                              Securities/Treasury Bills/    Treasury bills for the
                              Auction Average               week in which the Interest
                              (Investment)"                 Reset Date falls
                                                            (generally Monday, but may
                                                            be either the following
                                                            Tuesday or the preceding
                                                            Friday if Monday is a
                                                            legal holiday)

---------------
   * The Calculation Agent will compute the interest for any period by multiplying the interest rate for the period by

     - the number of days in the period divided by 360 ("Actual/360") or

     - the number of days in the period divided by the actual number of days in the year ("Actual/Actual").

  ** "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System.

 *** A "Market Day" for any Note other than a LIBOR-based Note is any day that is not a legal holiday for banks in The City of New York. A "Market Day" for any LIBOR-based Note is any day on which the London interbank market transacts business related to U.S. dollar deposits.

**** "CMT Designated Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) that SRAC specifies in the applicable pricing supplement.

     Interest Reset Dates, Interest Payment Dates and Record Dates. The Calculation Agent will generally determine the initial interest rate as if the issue date of the Note were an Interest Reset Date. The record date for floating rate Notes is the close of business on the date that is 15 calendar days before the interest payment date, whether or not that date is a Business Day. The "Interest Reset Dates" and interest payment dates are determined by the frequency with which SRAC resets the interest rate, as follows:

          FREQUENCY OF
         INTEREST RESET                   INTEREST RESET DATE*              INTEREST PAYMENT DATE**
         --------------                   --------------------              -----------------------
Daily                               Each Business Day                   Third Wednesday of each month or
                                                                        third Wednesday of February,
                                                                        May, August and November of each
                                                                        year, as indicated in the
                                                                        applicable pricing supplement

Weekly (other than Treasury         Wednesday of each week              Third Wednesday of each month or
  Rate-based Notes)                                                     third Wednesday of February,
                                                                        May, August and November of each
                                                                        year, as indicated in the
                                                                        applicable pricing supplement

Weekly (Treasury Rate-based         Tuesday of each week                Third Wednesday of each month or
  Notes)                                                                third Wednesday of February,
                                                                        May, August and November of each
                                                                        year, as indicated in the
                                                                        applicable pricing supplement

Monthly                             Third Wednesday of each month       Third Wednesday of each month or
                                                                        third Wednesday of February,
                                                                        May, August and November of each
                                                                        year, as indicated in the
                                                                        applicable pricing supplement

Quarterly                           Third Wednesday of February,        Third Wednesday of February,
                                    May, August and November of each    May, August and November of each
                                    year                                year

Semi-Annually                       Third Wednesday of the two          Third Wednesday of the two
                                    months of each year that SRAC       months of each year that SRAC
                                    specifies in the applicable         specifies in the applicable
                                    pricing supplement                  pricing supplement

Annually                            Third Wednesday of the month of     Third Wednesday of the month of
                                    each year that SRAC specifies in    each year that SRAC specifies in
                                    the applicable pricing              the applicable pricing
                                    supplement                          supplement

---------------
 * If an Interest Reset Date falls on a day that is not a Business Day, SRAC will postpone the Interest Reset Date to the next Business Day. However, if the postponement would cause the Interest Reset Date for a LIBOR-based Note to be in the next calendar month, SRAC will move the Interest Reset Date to the immediately preceding Business Day. For Treasury Rate-based Notes, if an auction date falls on the day that would be an Interest Reset Date, the Interest Reset Date will be the first Business Day after the auction.

** SRAC will also pay interest on each Note on the maturity date or redemption date of that Note. If an interest payment date (other than the maturity date or redemption date) for a floating rate Note falls on a day that is not a Business Day, SRAC will postpone the interest payment date to the next Business Day. However, if the postponement would cause the interest payment date for a Libor-based Note to be in the next calendar month, SRAC will move the interest payment date to the immediately preceding Business Day. If the maturity date or redemption date for a floating rate Note falls on a day that is not a Business Day, SRAC will pay the principal and interest on the next Business Day. The Calculation Agent will not include the interest payment date in calculating the interest due on that date.

PAYMENT OF PRINCIPAL AND INTEREST

     For information about the payment of principal and interest on book-entry Notes, see "Description of Notes--Book-Entry Notes" in this prospectus supplement.

     If SRAC issues Notes in fully certificated form, SRAC, through the trustee, will pay interest by wire transfer to you if:

     - you own $10,000,000 or more in aggregate principal amount of certificated Notes with the same interest payment date; and

     - you deliver bank account information to the trustee at its corporate trust office in The City of New York on or before the record date for the interest payment date, designating in writing an account located in the country issuing the currency in which the Note is denominated or another country that is satisfactory to SRAC and the trustee.

SRAC, through the trustee, will, subject to applicable laws and regulations, and until you notify the trustee to the contrary, pay interest to you by wire transfer to the designated account. If SRAC does not pay interest by wire transfer for any reason, it will mail a check to you at your address as it appears on the security register on the applicable record date. See "Description of Notes--Payment Currency" and "Important Currency Exchange Information" in this prospectus supplement.

     SRAC, through the trustee, will pay principal by wire transfer to you if you own $10,000,000 or more in aggregate principal amount of certificated Notes with the same maturity date or redemption date. SRAC will pay you by check unless you have filed proper wire transfer instructions with the trustee or given wire instructions to the trustee at presentment. To receive payment upon redemption or at maturity of a U.S. dollar-denominated certificated Note, you must present and surrender your Note on or before the applicable redemption date or maturity date. To receive payment upon redemption or at maturity of a Note denominated in a foreign currency, you must present and surrender the Note at least two Business Days before the applicable redemption date or maturity date. If you do not present and surrender your Note denominated in a foreign currency two Business Days before the applicable redemption date or maturity date, SRAC will pay the principal and interest due upon redemption or at maturity (unless the redemption date or maturity date is an interest payment date) two Business Days after you present and surrender your Note. This date will be after the applicable redemption date or maturity date, and you will not receive any additional interest because of this delay.

     SRAC will pay any administrative costs imposed by banks in connection with sending payments by wire transfer, but you must pay any tax, assessment or governmental charge imposed upon your payments.

REDEMPTION

     SRAC may not redeem any Note prior to its maturity date unless, in the applicable pricing supplement for the Note, it either:

     - identifies a date after which it may redeem the Note at its option at any time; or

     - identifies a specific date or dates on which it may redeem the Notes at its option or on which you may require SRAC to redeem your Note at your option.

If SRAC may redeem the Note at its option or you may require SRAC to redeem your Note at your option, SRAC will specify the price or prices at which the redemption may occur in the applicable pricing supplement. The Note's redemption date will be the date on which the Note actually is redeemed.

     If SRAC specifies in a pricing supplement that it has the right to redeem your Note after a certain date, then SRAC may redeem the Note, in whole or in part, at any time after that date by giving the registered holder of the Note at least 30 but not more than 60 calendar days' notice.

SRAC will redeem the Note at the applicable redemption price, plus accrued and unpaid interest to the redemption date. If SRAC specifies in the pricing supplement for your Note that it has the right to redeem that Note on a specified date or dates, or that you have the right to require SRAC to redeem that Note on a specified date or dates, then the Note will be redeemable in whole or in part on the specified date or dates if SRAC gives the registered holder, or the registered holder gives SRAC, at least 30 but not more than 60 calendar days' notice. The pricing supplement for a Note with these specified dates will specify whether the option to redeem may be exercised by SRAC, by you or both. SRAC will redeem global Notes in accordance with the applicable depository procedures, and any notices will also be given in accordance with those procedures.

PAYMENT CURRENCY

     If a Note is denominated in a currency other than U.S. dollars, and that currency is not available due to exchange controls or other circumstances beyond SRAC's control, SRAC may make payments on the Note in U.S. dollars. SRAC will determine the amount of the U.S. dollar payment by using the most recently available market exchange rate for that currency. (The "market exchange rate" for a currency is described under the heading "Description of Notes--General" in this prospectus supplement.) Payments under these circumstances in U.S. dollars will satisfy SRAC's payment obligations on the Note and will not constitute a default under the indenture.

INDEXED NOTES

     SRAC may determine the principal amount of or the amount of interest payable on certain of its Notes by reference to currencies, currency units, commodity prices, financial or non-financial indexes or other factors. SRAC will indicate in the applicable pricing supplement if it will determine the amount of principal or interest payable in this manner. If you own these indexed Notes, you may receive a principal amount at maturity that is greater than or less than the face amount of the Notes, depending upon the fluctuation of the relative value, rate or price of the specified index. If applicable, SRAC will include in the applicable pricing supplement information about how it will determine the principal amount payable at maturity, the amount of interest payable, a historical comparison of the relative value, rate or price of the specified index and the face amount of the indexed Note, certain additional risk factors and certain additional United States federal income tax considerations.

BOOK-ENTRY NOTES

     SRAC has obtained the information in this section concerning The Depository Trust Company ("DTC") and DTC's book-entry system from sources that it believes to be reliable, but SRAC takes no responsibility for the accuracy of this information.

     Unless it specifies otherwise in the applicable pricing supplement, SRAC will initially issue the Notes in registered form only, without coupons, as book-entry Notes represented by one or more global Notes registered in the name Cede & Co., as the nominee for DTC. All book-entry Notes having the same terms, including the same interest payment dates, interest rate, maturity date and redemption provisions, may be represented by a single global Note. Unless and until SRAC issues Notes in fully certificated form under the limited circumstances described below:

     - you will not be entitled to receive a certificate representing your interest in the Notes;

     - all references in this prospectus supplement or in the prospectus to actions by holders will refer to actions taken by DTC upon instructions from its Participants (as defined below); and

     - all references in this prospectus supplement or the prospectus to payments to holders will refer to payments to DTC or Cede & Co., as the registered holder of the Notes, for distribution to you in accordance with DTC procedures.

     Unless SRAC specifies otherwise in the pricing supplement, you may purchase book-entry Notes only in a minimum denomination of $1,000 and in integral multiples of $1,000.

  THE DEPOSITORY TRUST COMPANY

     DTC is:

     - a limited-purpose trust company organized under the New York Banking Law;

     - a "banking organization" under the New York Banking Law;

     - a member of the Federal Reserve System;

     - a "clearing corporation" under the New York Uniform Commercial Code; and

     - a "clearing agency" registered under the provision of Section 17A of the Securities Exchange Act of 1934.

     DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" of DTC include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. "Indirect Participants," such as securities brokers and dealers, banks, and trust companies, can also access the DTC system if they maintain a custodial relationship with a Direct Participant. If you are not a Direct Participant or an Indirect Participant and you wish to purchase, sell or otherwise transfer ownership of, or other interests in, Notes, you must do so through a Direct Participant or an Indirect Participant. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. The Securities and Exchange Commission has on file a set of the rules applicable to DTC and its Direct Participants.

  BOOK-ENTRY FORMAT

     Under the book-entry format, the trustee will pay interest, principal or premium to Cede & Co., as nominee of DTC. DTC will forward the payment to the Direct Participants, who will then forward the payment to the Indirect Participants or to you as the beneficial owner. You may experience some delay in receiving your payments under this system.

     DTC is required to make book-entry transfers on behalf of its Direct Participants and is required to receive and transmit payments of principal, premium, if any, and interest on the Notes. Any Direct Participant or Indirect Participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the Notes on your behalf.

     The trustee will not recognize you as a holder under the indenture, and you can only exercise the rights of a holder indirectly through DTC and its Direct Participants. DTC has advised SRAC that it will only take action regarding a
Note if one or more of the Direct Participants to whom the Note is credited direct DTC to take such action. DTC can only act on behalf of its Direct Participants. Your ability to pledge Notes to non-Direct Participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your Notes.

  CERTIFICATED NOTES

     For Notes that SRAC initially issued as book-entry Notes, SRAC will re-issue Notes to you or your nominees, in fully certificated form, rather than to DTC or its nominees, only if:

     - SRAC advises the trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly, and the trustee or SRAC is unable to locate a qualified successor; or

     - SRAC, at its option, elects to terminate the book-entry system through DTC.

     If either of the two above events occur, DTC is required to notify all Direct Participants that Notes in fully certificated form are available through DTC. DTC will then surrender the global note representing the Notes along with instructions for re-registration. The trustee will re-issue the Notes in fully certificated form and will recognize the registered holders of the certificated Notes as holders under the indenture.

MODIFICATION OR AMENDMENT OF THE INDENTURE

     To determine whether holders of the requisite principal amount of Notes have consented to a modification or alteration of the indenture, the trustee will calculate the U.S. dollar equivalent of the principal amount of Notes denominated in foreign currencies. This U.S. dollar equivalent will be based on the market exchange rate for each foreign currency on the latest date for which that rate was determined on or before the date for determining the holders that may give the required consent. (The "market exchange rate" for a currency is described under the heading "Description of Notes--General" in this prospectus supplement.) (Section 2.11) See "Description of Debt Securities--Modification or Amendment of the Indenture" in the prospectus.

                        UNITED STATES TAX CONSIDERATIONS

     The following summary of the principal United States federal income tax consequences of purchasing, owning and disposing of a Note applies to you only if you are the initial holder of the Note and you acquire it for a price equal to the initial issue price of the Note.

     This summary is based upon the opinion of Baker & McKenzie, SRAC's special United States federal income tax counsel. For purposes of this summary, with respect to book-entry Notes, the term "holder" refers only to the person acquiring a beneficial ownership interest in the book-entry Notes, and with respect to certificated Notes, the term "holder" refers to the registered holder. This summary deals only with Notes held as capital assets and does not deal with special tax situations such as:

     - dealers in securities or currencies;

     - United States holders (as defined below) whose functional currency is not the United States dollar;

     - persons holding Notes as a hedge against currency risks; or

     - persons holding Notes as part of a larger integrated financial transaction.

     This summary is based on United States federal income tax law, including the United States Internal Revenue Code of 1986, as amended (the "Code") as of the date of this prospectus supplement. Subsequent developments in United States federal income tax law, which may be applied retroactively, could have a material effect on the United States federal income tax consequences of purchasing, owning and disposing of Notes as set forth in this summary. Before you purchase Notes, you should consult your own tax advisor about how the United States federal income tax law or any other laws, including the laws of any other taxing jurisdiction, will apply to your particular situation.

     If SRAC issues any of the following types of Notes, it will describe their federal income tax consequences and other special considerations in the applicable pricing supplement:

     - Notes that provide for SRAC to pay principal in amounts that will be determined by reference to an index;

     - Notes with a term of 12 months or less that are issued at an Issue Price (as defined below) that is less than their Stated Redemption Price at Maturity (as defined below), that will give rise to Original Issue Discount (as defined below) for federal income tax purposes; and

     - Notes denominated in more than one currency.

     Federal tax laws may deem certain notes issued with Original Issue Discount (as defined below) and certain floating rate notes, in either case with a maturity date more than five years from the issue date, to be "high yield original issue discount obligations" for federal income tax purposes. If you purchase Notes that are high yield original issue discount obligations, the applicable pricing supplement will describe the United States federal income and estate tax consequences.

     Unless SRAC states otherwise in the applicable pricing supplement, in the opinion of Baker & McKenzie SRAC may properly characterize all Notes issued under the indenture as indebtedness of SRAC for all United States federal income tax purposes. SRAC intends to characterize the Notes as debt. SRAC's characterization of the Notes will be binding on you, unless you disclose a different characterization on your federal income tax return. The Internal Revenue Service will not be bound by SRAC's or your characterization of the Notes.

UNITED STATES HOLDERS

     The following summary applies to you only if you are a United States holder (as defined below).

  DEFINITION OF A UNITED STATES HOLDER

     A United States holder is a holder of a Note who is, or which is, a United States person. A United States person is:

     - a citizen or resident of the United States or the areas subject to its jurisdiction, including the Commonwealth of Puerto Rico (the "United States");

     - a corporation or partnership organized under the laws of the United States or of any State (unless, in the case of a partnership, future Treasury regulations otherwise provide);

     - an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

     - a trust, if a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons has the authority to control all of the trust's substantial decisions.

  PAYMENTS OF INTEREST AND ORIGINAL ISSUE DISCOUNT

     Subject to the discussion in the following paragraphs:

     - if you use the cash method of accounting for tax purposes, you will be taxed on the interest on your Note, other than Original Issue Discount, at the time it is paid to you; and

     - if you use the accrual method of accounting for tax purposes, you will be taxed on the interest on your Note, other than Original Issue Discount, at the time it accrues.

The federal government will tax your interest as ordinary interest income, whether SRAC pays it in a foreign currency or in U.S. dollars.

     If SRAC issues Notes at a discount from their Stated Redemption Price at Maturity, and the discount is equal to or more than the product of one-fourth of one percent of the Stated Redemption Price at Maturity multiplied by the number of full years to maturity, the Notes will be "Original Issue Discount Notes." The difference between the Issue Price and their Stated Redemption Price at Maturity will be the "Original Issue Discount." The "Issue Price" of the Notes will be the first price at which a substantial amount of the Notes are sold to the public (i.e., excluding sales of Notes to underwriters, placement agents, wholesalers, or similar persons). The "Stated Redemption Price at

Maturity" will include all payments under the Notes other than payments of Stated Interest. "Stated Interest" is:

     - interest based on a fixed rate; or

     - unless otherwise stated in the applicable pricing supplement, interest based on a floating rate that is, in either case, payable unconditionally at intervals of one year or less during the entire term of the Notes.

     If you own an Original Issue Discount Note, you must include in gross income in each taxable year during which you own the Note, regardless of your method of accounting for tax purposes:

     - a portion of the Original Issue Discount calculated on a yield to maturity basis; and

     - the Stated Interest, if any, paid on the Note.

You should be aware that you generally will be required to include increasingly greater portions of the Original Issue Discount in your gross income over time before you receive the cash attributable to the Original Issue Discount, because you must calculate Original Issue Discount on a yield to maturity basis.

     If you own an Original Issue Discount Note, you must include in your gross income the sum of the daily portions of the Original Issue Discount for each day you own the Note during the taxable year. To determine the daily portion of the Original Issue Discount, you must select accrual periods, subject to the following restrictions:

     - accrual periods may be any length, but no longer than one year;

     - accrual periods may vary in length over the term of the Note; and

     - each scheduled payment of principal or interest must occur on either the final day of an accrual period or on the first day of an accrual period.

The daily portion is determined by allocating to each day of the selected accrual period a ratable portion of the Original Issue Discount determined for the period. The amount of the Original Issue Discount determined for an accrual period equals:

     - the product of:

       - the Adjusted Issue Price (i.e., the issue price of the Note, plus the amount of Original Issue Discount accrued during all prior accrual periods, minus the amount of any payment other than Stated Interest paid under the Note); and

       - the yield to maturity for the Note (computed based upon the accrual period selected and assuming the compounding of interest at the close of each accrual period), properly adjusted for the length of the accrual period;

     - minus the amount payable as Stated Interest, if any, on the Note during the accrual period.

     If, for example, on January 1, 1999, SRAC issued a 2% Note at an issue price of $920, with interest payable annually and the principal amount of $1000 payable in full on January 1, 2002, and a yield to maturity of 4.934%, and assuming the holder selects a 12-month accrual period, the holder would determine the Original Issue Discount for the 12-month accrual periods ending on December 31, 1999, December 31, 2000 and December 31, 2001 as follows:

Issue Date.............................   1/1/99
Issue Price............................   $920.00
Redemption Price at Maturity...........   $1000.00
Stated Interest........................   2.000% per annum
Yield To Maturity......................   4.934% per annum
Original Issue Discount................   $1000.00 - $920.00 = $80.00
Accrual Period 1/1 - 12/31/99:
Adjusted Issue Price 1/1/99............   $920.00
Stated Interest for Accrual Period.....   $1000.00 X 2.00% = $20.00
Original Issue Discount for Accrual
  Period...............................   ($920.00 X 4.934%) - $20.00 = $25.393
Accrual Period 1/1 - 12/31/00:
Adjusted Issue Price 1/1/00............   $920.00 + $25.393 = $945.393
Stated Interest for Accrual Period.....   $1000.00 X 2.00% = $20.00
Original Issue Discount for Accrual
  Period...............................   ($945.393 X 4.934%) - $20.00 = $26.646
Accrual Period 1/1 - 12/31/01:
Adjusted Issue Price 1/1/01............   $945.393 + $26.646 = $972.039
Stated Interest for Accrual Period.....   $1000.00 X 2.00% = $20.00
Original Issue Discount for Accrual
  Period...............................   ($972.039 X 4.934%) - $20.00 = $27.961

The daily portion of Original Issue Discount for each day of the accrual period is the amount of the Original Issue Discount for the period divided by the number of days in the period. In the previous example, the daily portion for the accrual period ending December 31, 1999 would be $25.393 divided by 360, or $0.0705.

     The face of each Original Issue Discount Note will set forth the following:

     - issue date;

     - issue price;

     - yield to maturity;

     - amount of Original Issue Discount; and

     - any other information required by Treasury regulations.

SRAC will furnish to the Internal Revenue Service the amount of Original Issue Discount, the issue date and any additional information required by Treasury regulations. You must determine yourself, however, the amount of Original Issue Discount income that you must report to the Internal Revenue Service each year.

  PAYMENTS IN FOREIGN CURRENCY

     If you own a Note that bears interest in a foreign currency, you must report the U.S. dollar value of any payment you receive in a foreign currency. If you use a cash basis of tax accounting, you must determine the U.S. dollar value of the payment of interest, other than Original Issue Discount, by using the spot exchange rate for that currency on the date you receive your payment, even if you do not actually convert the payment to U.S. dollars.

     If you use an accrual basis of tax accounting, you must determine the U.S. dollar value of any interest, other than Original Issue Discount, that accrues in a foreign currency by using:

     - the average spot rate during the accrual period (or the portion within your taxable year, if the accrual period spans two taxable years); or

     - at your election, the spot rate on either:

       - the last day of the accrual period (or on the last day of the taxable year, if the accrual period spans two taxable years); or

       - the day of receipt of the interest, if that day is within five days of the end of the applicable accrual period.

If you elect to use the spot rate on the last day of the accrual period or the day you receive the interest, you generally must use the same method to determine the U.S. dollar value of all other interest you accrue in foreign currency on debt instruments during or after the year you make this election. When you receive the interest payment on your Note in foreign currency or transfer your Note, you will recognize foreign currency gain or loss equal to the difference between:

     - the U.S. dollar value of the amount of interest accrued, determined as discussed above; and

     - the U.S. dollar value of the interest paid to you or included in the price received by you on disposition of the Note, determined by using the spot rate on the payment date or the date of disposition of the Note, as applicable, whether or not the payment is in fact converted to U.S. dollars on that date.

     Treasury regulations provide similar rules for calculating foreign currency gain or loss with respect to accrued Original Issue Discount whether you use a cash basis or an accrual basis of tax accounting. Original Issue Discount will accrue in the currency in which the Note is denominated, and you must report the U.S. dollar value of the accrued Original Issue Discount. You may determine the U.S. dollar value by using the method described above in the context of accrued interest denominated in a foreign currency.

When you receive the accrued Original Issue Discount or you transfer your Note, you will recognize foreign currency gain or loss equal to the difference between:

     - the U.S. dollar value of the amount of accrued Original Issue Discount, determined as discussed above; and

     - the U.S. dollar value of the amount of Original Issue Discount paid to you or included in the price received by you on disposition of the Note, determined by using the spot rate on the payment date or the date of disposition of the Note, as applicable, whether or not the payment is in fact converted to U.S. dollars on that date.

     You must treat the foreign currency gain or loss you recognize when you receive a foreign currency payment as ordinary income or loss. In accordance with current Treasury regulations, you may not treat your foreign currency gain or loss as interest income or expense.

  SALE, REDEMPTION OR OTHER DISPOSITION OF NOTES

     Your original tax basis in a Note will be its U.S. dollar cost. Your original tax basis in a Note will increase by the net amount of accrued Original Issue Discount you include in income and will decrease by payments you receive with respect to a Note, other than Stated Interest.

     Although Treasury regulations have not directly addressed the issue, if your Note is denominated in a foreign currency, your original tax basis likely will increase by the U.S. dollar value of the net amount of accrued Original Issue Discount income in units of foreign currency and will decrease by (i) payments treated as receipts of accrued Original Issue Discount translated at the appropriate translation rates for the relevant accrual period and (ii) payments treated as receipts of principal translated at the spot rate on the date of acquisition of the Note. In accordance with current Treasury regulations, you must treat payments in units of foreign currency that you receive on a Note first as a receipt of Stated Interest, second, as a receipt of Original Issue Discount to the extent accrued, and finally, as a receipt of principal.

     Subject to the discussion below, you will recognize capital gain or loss when you sell or otherwise dispose of your Note, or SRAC redeems your Note, equal to the difference between:

     - the amount realized on the sale, redemption or other disposition; and

     - your tax basis in the Note.

If your Note is denominated in a foreign currency, the amount you realize on a sale or redemption will equal the U.S. dollar value of the sale proceeds or principal payment, determined at the spot rate on the date of sale, redemption or other disposition of the Note. Except to the extent described in the next paragraph, your gain or loss will be long-term capital gain or loss if, at the time of the sale or payment, you have held the Note for more than one year.

     Notwithstanding the above, you must treat as ordinary income or loss the portion of the gain or loss you recognize when you sell or SRAC redeems the Note that is attributable to changes in exchange rates. You must calculate your foreign currency gain or loss with respect to principal by multiplying the principal amount in units of foreign currency by the change in spot rates between the date you acquired the Note and the date you sold or SRAC redeemed the Note. For purposes of computing foreign currency gain or loss, the principal amount of a Note will be your purchase price for the Note in units of foreign currency. You will realize foreign currency gain or loss with respect to the principal of and accrued but unpaid interest on a Note (including accrued but unpaid Original Issue Discount, if any) only to the extent of the total gain or loss you realize on the sale or redemption.

  EXCHANGE OF FOREIGN CURRENCY

     You will have a tax basis in the foreign currency you receive as interest on a Note or on the sale or redemption of a Note equal to the U.S. dollar value of the foreign currency, determined using the spot rate at the time you receive the interest or at the time you sell or SRAC redeems the Note. If you purchase foreign currency, you will generally have a tax basis equal to the U.S. dollar cost of purchasing the foreign currency. You should treat any gain or loss you recognize when you sell or otherwise dispose of the foreign currency (including using it to purchase Notes or exchanging it for U.S. dollars) as ordinary income or loss.

FOREIGN HOLDERS

     The following summary applies to you if you are not a United States holder (as defined above).

  U.S. WITHHOLDING TAX

     Under current United States federal income tax laws, and subject to the discussion below, United States federal withholding tax will not apply to payments by SRAC or any paying agent of SRAC (in its capacity as such) of principal of and interest (including payments of Original Issue Discount, if any) on your Note in accordance with the "portfolio interest" exception of the Code, provided:

     - you, or a partnership you are a member of, do not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of SRAC entitled to vote;

     - you are not a controlled foreign corporation for United States tax purposes with respect to which SRAC is a "related person" as defined under the Code; and

     - you provide a signed written statement, under penalties of perjury, that can reliably be related to you, certifying that you are not a United States person and providing your name and address to:

        (A) SRAC or its agent;

        (B) a securities clearing organization, bank (including, after December 31, 1999, certain regulated Unites States branches of a foreign bank or a foreign insurance company) or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), if that institution:

            - holds the Note on your behalf;

            - provides an intermediary certificate to SRAC or its agent under penalties of perjury confirming that the institution (or a Financial Institution between you and the institution) has received your signed written statement; and

            - furnishes a copy of your signed written statement to SRAC or its agent; or

        (C) after December 31, 1999, a specified withholding partnership or qualified intermediary that provides a duly completed withholding certificate to SRAC or its agent.

        Your signed written statement will be generally effective only with respect to interest payments made to you after you signed the statement in the calendar year in which you sign it and the two (or, for statements provided after December 31, 1999, the three) immediately following calendar years.

  U.S. INCOME TAX

     Except for the possible application of United States withholding tax (see "United States Tax Considerations--Foreign Holders--U.S. Withholding Tax" in this prospectus supplement) and backup withholding tax (see "United States Tax Considerations--Backup Withholding" in this prospectus supplement), you will not have to pay United States federal income tax on payments of principal and interest (including accrued Original Issue Discount, if any) on your Note, or on gains from the sale, redemption or other disposition of your Note, provided you (or the fiduciary, settler, or beneficiary of, or a person holding a power over you, if you are an estate or trust; or any of your partners, if you are a partnership):

     - are not and have not been engaged in a trade or business in the United States;

     - are an individual and have not been present in the United States for 183 days or more in the taxable year of sale or certain other conditions are met;

     - do not have and have not had a permanent establishment in the United States;

     - do not have and have not had a present or former connection with the United States, including, without limitation, the status as a citizen or former citizen or resident or former resident of the United States; and

     - are not and have not been, for United States federal income tax purposes,
       (i) a personal holding company, (ii) a corporation that accumulates earnings to avoid United States federal income tax, or (iii) a person treated as making an election that subjects your payments of principal and interest (including accrued Original Issue Discount, if any) on your Note to United States federal income tax.

     If you are engaged in a trade or business in the United States and interest (including accrued Original Issue Discount, if any), gain or any other income in respect of your Note is effectively connected with the conduct of your trade or business, you may be subject to United States income tax on the interest, gain or income even though it is exempt from the withholding tax discussed in the preceding paragraphs. You will have to pay this income tax at the statutory rates provided for

United States persons after you deduct any deductible expenses allocable to your effectively connected interest, gain or income. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a United States income tax treaty with your country of residence. For this purpose, you must include interest (including accrued Original Issue Discount, if any), gain or income on your Note in the earnings and profits subject to the branch tax if these amounts are effectively connected with the conduct of your United States trade or business.

  U.S. ESTATE TAX

     If you are an individual and are not a citizen or resident of the United States at the time of your death, your Note will generally not be subject to the United States federal estate tax, unless:

     - you actually or constructively own 10% or more of the total combined voting power of all classes of stock of SRAC; or

     - your interest (including accrued Original Issue Discount, if any) on the
       Note is effectively connected with your conduct of a United States trade or business.

BACKUP WITHHOLDING

     If you do not provide a correct taxpayer identification number and other information, or do not comply with certain other requirements or otherwise establish an exemption, SRAC, its paying agent, or a broker, as the case may be, will be required to withhold from payments to you a tax equal to 31% of each payment. This "backup" withholding tax applies to certain payments of principal, and interest (including payments of Original Issue Discount, if any) on a Note and to proceeds from the sale or disposition of a Note before maturity.

     Temporary Treasury regulations, which are currently effective, provide that backup withholding and information reporting will not apply to payments of principal and interest (including payments of Original Issue Discount, if any) on Notes by SRAC or its paying agents to you if you certify under penalties of perjury that you are not a United States person or otherwise establish an exemption, provided neither SRAC nor its paying agents has actual knowledge that you are a United States person or that the conditions of any other exemption are not in fact satisfied.

     If a foreign office of a custodian, nominee or other agent collects your payment on your behalf, that custodian, nominee or other agent will not be required to apply backup withholding to its payments to you. However, if that custodian, nominee or other agent is a United States person, a controlled foreign corporation for United States federal income tax purposes, or a foreign person 50% or more of whose gross income is from a United States trade or business for a specified three-year period, the custodian, nominee or other agent will be subject to certain information reporting requirements with respect to that payment unless:

     - the custodian nominee or other agent has evidence in its records that you are not a United States person and does not have actual knowledge that the evidence is false;

     - you are an exempt recipient, such as a bank, corporation or Financial Institution; or

     - you otherwise establish an exemption.

Payments to you on a Note by the United States office of a custodian, nominee or other agent on your behalf will be subject to information reporting and backup withholding unless you certify under penalties of perjury that you are not a United States person and provide your name and address or otherwise establish an exemption.

     Final and temporary Treasury regulations, which are currently effective, provide that backup withholding will not apply to payments of the proceeds of your sale of a Note if:

     - you are not a United States person; and

     - you sell your Note to or through a foreign office of a broker.

Certain information reporting requirements will apply to payments of such proceeds by foreign offices of a broker that is a United States person, a controlled foreign corporation for United States federal income tax purposes or a foreign person 50% or more of whose gross income is from a United States trade or business for a specified three-year period, unless:

     - you are an exempt recipient; or

     - the broker has evidence in its records that you are not a United States person and no actual knowledge that the evidence is false.

Information reporting and backup withholding requirements will apply to payments of the proceeds of a sale to or through the United States office of a broker unless:

     - you certify under penalties of perjury that you are not a United States person and provide your name and address; or

     - you otherwise establish an exemption.

     Final Treasury regulations, which are effective January 1, 2000, provide that backup withholding and information reporting will not apply to payments of principal and interest (including payments of Original Issue Discount, if any) on Notes to you if you are not a United States person and you qualify for the "portfolio interest" exception to United States withholding tax as described in "United States Tax Considerations--Foreign Holders--U.S. Withholding Tax" in this prospectus supplement, regardless of the identity of the payor and regardless of whether the payment is collected by a United States or foreign office of a custodian, nominee or other agent acting on your behalf.

     Final Treasury regulations, which are effective January 1, 2000, provide that information reporting and, except in certain cases, backup withholding will apply to payments to you, even if you are not a United States person, of the proceeds of the sale of a Note to or through a foreign office of a broker that is a "U.S. payor" or a "U.S. middleman" (including a person who is a United States person, a controlled foreign corporation for United States federal income tax purposes, a foreign partnership if at any time during the year it is either more than 50% owned (as measured by income or capital interests) by United States persons or engaged in a United States trade or business, or a foreign person 50% or more of whose gross income is from a United States trade or business for a specified three-year period), unless:

     - you are an exempt recipient; or

     - the broker has evidence in its records that you are not a United States person and has no actual knowledge or reason to believe that the evidence is unreliable.

     If you provide the Internal Revenue Service with the information it requires, you will receive a refund or a credit against your United States federal income tax liability for any amounts withheld from your payments under the backup withholding rules.

                              PLAN OF DISTRIBUTION

     SRAC is offering the Notes on a continuing basis through the Agents, each of which has agreed to use its reasonable efforts to solicit purchases of the Notes. SRAC also anticipates that it will offer Notes directly to brokers or dealers, investment companies (or separate accounts), insurance companies, banks, savings and loan associations, trust companies or similar institutions, and trusts for which a bank, savings and loan association, trust company or investment adviser is the trustee or authorized to make investment decisions. SRAC will pay to each Agent a commission ranging from .125% to .750% of the principal amount of Notes sold through the Agent (or another rate that SRAC and an Agent may negotiate). SRAC has also agreed to reimburse the Agents for some of their expenses.

     SRAC may also sell the Notes to any Agent, as principal, at negotiated discounts for resale to investors or other purchasers. SRAC reserves the right to sell Notes directly on its own behalf in jurisdictions where it and its employees are or may become registered or qualified to do so or in transactions in which they are exempt from having to register or qualify. SRAC will not pay commissions on any sales it makes directly.

     Each Agent may act as an agent for sales of Notes, or may offer the Notes it has purchased as principal to investors and dealers. Unless SRAC states otherwise in the applicable pricing supplement, the Agents may compensate these dealers in the form of discounts or concessions not in excess of 66 2/3% of the discount that SRAC gave to the Agent.

     Unless SRAC indicates otherwise in the applicable pricing supplement:

     - Agents will purchase Notes as principal at a price equal to 100% of the principal amount of the Notes less a percentage equal to the commission that SRAC would pay on an agency sale of a Note of identical maturity; and

     - Agents may resell Notes that they purchase as principal to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices related to prevailing prices determined at the time of sale; or

     - Agents may resell Notes they purchase as principal to or through certain dealers as described above.

After an Agent purchases Notes as principal in an initial public offering for resale to investors and other purchasers on a fixed public offering price basis, the Agent may vary the offering and other selling terms. SRAC may set forth further information about the distribution of Notes in the applicable pricing supplement.

     In connection with the offering, the Agents may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases to prevent or retard a decline in the market price of the Notes. Syndicate short positions involve the sale by the Agents of a greater number of Notes than they are required to purchase from SRAC in the offering. The Agents may reclaim selling concessions allowed to syndicate members or other broker-dealers for the Notes sold in the offering if the Agents repurchase these Notes in stabilizing transactions or in transactions to cover short positions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market. The Agents may begin and discontinue these activities at any time and may effect these transactions in the over-the-counter market or otherwise.

     SRAC has the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes. Each Agent has the right, in its reasonable discretion, to reject any offer it receives. SRAC and the Agents will require payment of the purchase price for the Notes in immediately available funds.

     Each Agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended. SRAC has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act.

     The Notes are a new issue of securities with no established trading market. The Agents have informed SRAC that they intend to make a market in the Notes, but they are under no obligation to do so and may discontinue market making at any time. SRAC can give you no assurance as to the liquidity of a trading market for the Notes.

                                 LEGAL OPINION

     Nancy K. Bellis, an Assistant General Counsel of Sears, is passing upon the legality of the Notes for SRAC.

                                    GLOSSARY

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday or Friday:

     - that is not a legal holiday for banking institutions in any of the City of Wilmington, Delaware; the City of Chicago, Illinois; The City of New York, New York; or the city where the trustee has its principal corporate trust office; or

     - with respect to Notes denominated in a currency other than U.S. dollars, that is not a legal holiday for banking institutions in any of the City of Wilmington, Delaware; the City of Chicago, Illinois; The City of New York, New York; the city where the trustee has its principal corporate trust office; or the principal financial center (or centers) of the country (or countries) that issues the specified currency of the Notes; or

     - with respect to LIBOR Notes, that is a day on which the London interbank market transacts dealings in U.S. dollar deposits and that is not a legal holiday for banking institutions in any of the City of Wilmington, Delaware; the City of Chicago, Illinois; The City of New York, New York; or the city where the trustee has its principal corporate trust office.

     "Calculation Date" means, unless SRAC specifies otherwise in the applicable pricing supplement, the earlier of (i) the tenth calendar day after each Interest Determination Date, or, if the tenth calendar day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day immediately before the applicable interest payment date, maturity date or redemption date.

     "CD Rate" means, initially or for any Interest Reset Date, the rate determined by the Calculation Agent for the applicable Interest Determination Date as follows:

     - if the Board of Governors of the Federal Reserve System publishes a rate by 9:00 a.m., New York City time, on the Calculation Date in H.15(519) under the heading "CDs (Secondary Market)" for the Interest Determination Date for negotiable certificates of deposit with the specified Index Maturity, then the CD Rate will be that rate;

     - if the Board of Governors of the Federal Reserve System does not publish the rate described above by 9:00 a.m., New York City time, on the Calculation Date, then the CD Rate will be the rate set forth in H.15 Daily Update under the heading "CDs (Secondary Market)" for the Interest Determination Date for negotiable certificates of deposit with the specified Index Maturity, if the Board of Governors of the Federal Reserve System publishes the rate by 3:00 p.m., New York City time, on the Calculation Date;

     - if the Board of Governors of the Federal Reserve System does not publish the rate described above by 3:00 p.m., New York City time, on the Calculation Date, the Calculation Agent will select three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in The City of New York to provide quotations of their secondary market offered rates, as of 10:00 a.m., New York City time, on the Interest Determination Date, for negotiable certificates of deposit of major United States money market banks with a remaining maturity closest to the specified Index Maturity in a denomination of U.S.$5,000,000. If at least three dealers provide the requested quotations, the CD Rate will be the arithmetic mean of these quotations;

     - if fewer than three dealers provide quotations as described above, the CD Rate will be the CD Rate in effect on the Interest Determination Date.

     "CMT Designated Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) that SRAC specifies in the applicable pricing supplement with respect to which the CMT Rate will be calculated.

     "CMT Designated Telerate Page" means the display on the Dow Jones Telerate Service (or a successor service) on the page designated in the applicable pricing supplement (or any other page as may replace such page on that service) for the purpose of displaying treasury constant maturities as reported in H.15(519). If SRAC does not specify the page in the applicable pricing supplement, the CMT Designated Telerate Page will be page 7052, or its successor, for the most recent week.

     "CMT Rate" means, initially or for any Interest Reset Date, the rate determined by the Calculation Agent for the applicable Interest Determination Date as follows:

     - if a rate is displayed on the CMT Designated Telerate Page under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.," under the column for the CMT Designated Maturity Index (as defined below) by 3:00 p.m., New York City time, on the Calculation Date for (i) the Interest Determination Date (if the CMT Designated Telerate page is 7055, or its successor), or (ii) the week, or the month, as applicable, ended immediately before the week in which the related Interest Determination Date occurs (if the CMT Designated Telerate page is 7052, or its successor), then the CMT Rate will be that rate;

     - if the appropriate rate as described above is no longer displayed on the CMT Designated Telerate Page, or if it is not displayed by 3:00 p.m., New York City time, on the Calculation Date, then the CMT Rate will be the treasury constant maturity rate for the CMT Designated Maturity Index as published by the Board of Governors of the Federal Reserve System in the relevant H.15(519), if the Board of Governors of the Federal Reserve System publishes the treasury constant maturity rate by 3:00 p.m., New York City time, on the Calculation Date;

     - if the Board of Governors of the Federal Reserve System does not publish the rate as described above by 3:00 p.m., New York City time, on the Calculation Date, then the CMT Rate will be the treasury constant maturity rate set forth in H.15 Daily Update, if the Board of Governors publishes the rate by 3:00 p.m., New York City time, on the Calculation Date;

     - if the Board of Governors of the Federal Reserve System does not publish the rate by 3:00 p.m., New York City time, on the Calculation Date, then the CMT Rate will be the treasury constant maturity rate for the CMT Designated Maturity Index (or other United States Treasury rate for the CMT Designated Maturity Index) in effect on the Interest Determination Date as the Board of Governors of the Federal Reserve System or the United States Department of the Treasury may then publish that the Calculation Agent determines to be comparable to the rate formerly displayed on the CMT Designated Telerate Page and published in the relevant H.15(519), if the Board of Governors of the Federal Reserve System or United States Department of the Treasury publishes the treasury constant maturity rate by 3:00 p.m., New York City time, on the Calculation Date;

     - if neither the Board of Governors of the Federal Reserve System nor the United States Department of the Treasury publishes a comparable rate by 3:00 p.m., New York City time, on the Calculation Date, then the Calculation Agent will request quotations from five leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include the Agents or their affiliates), based on their written records, of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on the Interest Determination Date for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes"):

       - with an original maturity of approximately the CMT Designated Maturity Index; and

       - with a remaining term to maturity of not less than the CMT Designated Maturity Index minus one year;

     - if all five Reference Dealers provide the requested quotations, then the CMT Rate will be the arithmetic mean of the quotations, eliminating the highest quotation (or one of the highest if two or more are equal) and the lowest quotation (or one of the lowest if two or more are equal);

     - if fewer than five Reference Dealers, but at least three Reference Dealers, provide the requested quotations as described above, then the CMT Rate will be the arithmetic mean of the quotations without eliminating the highest or the lowest quotations;

     - if the Calculation Agent does not obtain at least three quotations as described above, the Calculation Agent will request quotations of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the Interest Determination Date from five Reference Dealers in The City of New York for Treasury Notes:

       - with an original maturity of the number of years that is the next highest to the CMT Designated Maturity Index;

       - with a remaining term to maturity closest to the CMT Designated Maturity Index (if two Treasury Notes have remaining terms to maturity equally close to the CMT Designated Maturity Index, the Calculation Agent will use the quotations for the Treasury Note with the shorter remaining term to maturity); and

       - in an amount of at least $100,000,000;

     - if five Reference Dealers provide the requested quotations, then the CMT Rate will be the arithmetic mean of the quotations, eliminating the highest quotation (or one of the highest if two or more are equal) and the lowest quotation (or one of the lowest if two or more are equal);

     - if fewer than five Reference Dealers, but at least three Reference Dealers, provide the requested quotations as described above, then the CMT Rate will be the arithmetic mean of the quotations without eliminating the highest or the lowest quotations;

     - if fewer than three dealers provide the requested quotations as described above, the CMT Rate will be the CMT Rate in effect on the Interest Determination Date.

     "Commercial Paper Rate" means, initially or for any Interest Reset Date, the money market yield (calculated as described below) of the per annum rate (quoted on a bank discount basis) in effect on the Interest Determination Date for commercial paper with the specified Index Maturity, determined as follows:

     - if the Board of Governors of the Federal Reserve System publishes a rate in H.15(519) under the heading "Commercial Paper--Nonfinancial," or another heading representing commercial paper of non-financial issuers whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating agency by 9:00 a.m., New York City time, on the Calculation Date, then the Commercial Paper Rate will be the money market yield of that rate.

     - if the Board of Governors of the Federal Reserve System does not publish the rate as described above by 9:00 a.m., New York City time, on the Calculation Date, then the Commercial Paper Rate will be the rate set forth in H.15 Daily Update under the heading "Commercial Paper--Nonfinancial," or another heading representing commercial paper of non-financial issuers whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating agency, if the Board of Governors of the Federal Reserve System publishes the rate by 3:00 p.m., New York City time, on the Calculation Date;

     - if the Board of Governors of the Federal Reserve does not publish the rate described above by 3:00 p.m., New York City time, on the Calculation Date, the Calculation Agent will request quotations from three leading dealers of commercial paper in The City of New York of the offered per annum rates (quoted on a bank discount basis), as of 11:00 a.m., New York City time, on the Interest Determination Date, for commercial paper:

       - of the specified Index Maturity; and

       - placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating agency;

     - if all three dealers provide the requested quotations, the Commercial Paper Rate will be the money market yield of the arithmetic mean of the quotations;

     - if fewer than three dealers provide the requested quotations as described above, the Commercial Paper Rate will be the Commercial Paper Rate in effect on the Interest Determination Date.

     The money market yield of the rate is a yield (expressed as a percentage) calculated in accordance with the following formula:


                money market yield =         D  X  360
                                     --------------------- X 100
                                          360 - (D X M)

where "D" refers to the per annum rate determined as described above, expressed as a decimal; and "M" refers to the number of days in the period for which the Calculation Agent is calculating accrued interest.

     "Federal Funds Rate" means, initially or for any Interest Reset Date, the rate determined by the Calculation Agent for the applicable Interest Determination Date as follows:

     - if the Board of Governors of the Federal Reserve System publishes a rate for the Interest Determination Date by 9:00 a.m., New York City time, on the Calculation Date in H.15(519) under the heading "Federal Funds (Effective)," then the Federal Funds Rate will be that rate;

     - if the Board of Governors of the Federal Reserve System does not publish the rate as described above by 9:00 a.m., New York City time, on the Calculation Date, then the Federal Funds Rate will be the rate set forth in H.15 Daily Update for the Interest Determination Date under the heading "Federal Funds (Effective)," if the Board of Governors publishes the rate by 3:00 p.m., New York City time, on the Calculation Date;

     - if the Board of Governors of the Federal Reserve System does not publish the rate as described above by 3:00 p.m., New York City time, on the Calculation Date, the Calculation Agent will request quotations from three leading brokers of federal funds transactions in The City of New York as of 9:00 a.m., New York City time, on the Interest Determination Date for the last transaction in overnight federal funds arranged by the brokers. If all three brokers provide the requested quotations, the Federal Funds Rate will be the arithmetic mean of the quoted rates;

     - if fewer than three brokers provide the requested quotations as described above, then the Federal Funds Rate will be the Federal Funds Rate in effect on the Interest Determination Date.

     "H.15(519)" means "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Federal Reserve System.

     "H.15 Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

     "Index Maturity" is defined in "Description of Notes--Floating Rate Notes" in this prospectus supplement.

     "Interest Determination Date" is defined in "Description of Notes--Floating Rate Notes--General Information" in this prospectus supplement.

     "Interest Reset Date" is defined in "Description of Notes--Floating Rate Notes--Interest Reset Date, Interest Payment Dates and Record Dates" in this prospectus supplement.

     "LIBOR" means, initially or for any Interest Reset Date, the rate determined by the Calculation Agent for the applicable Interest Determination Date as follows:

     - if a rate appears on the display designated as page "3750" on the Dow Jones Telerate Service (or any other page that may replace page 3750 on that service or a successor service for the purposes of displaying London interbank offered rates of major banks) ("Telerate Page 3750") as of 11:00 a.m., London time, on the Interest Determination Date, for deposits in U.S. dollars with the specified Index Maturity, then LIBOR will be the rate that appears on that page;

     - if no rate appears on Telerate Page 3750 as described above on the Interest Determination Date, the Calculation Agent will request the principal London office of four major banks in the London interbank market to provide a quotation of the rate, at approximately 11:00 a.m., London time, on the Interest Determination Date, at which it would offer deposits in U.S. dollars to prime banks in the London interbank market:

       - with the specified Index Maturity;

       - commencing on the Interest Reset Date; and

       - in a principal amount of at least $1,000,000 that, in the Calculation Agent's judgment, is representative for a single transaction in that market at that time (a "Representative Amount");

     - if at least two banks provide the requested quotations, then LIBOR will be the arithmetic mean of the quotations;

     - if fewer than two banks provide the requested quotations as described above, the Calculation Agent will request three major banks in The City of New York to provide a quotation of the rate, at approximately 11:00 a.m., New York City time, on the Interest Determination Date, at which it would offer loans in U.S. dollars to leading European Banks:

       - with the specified Index Maturity;

       - commencing on the Interest Reset Date; and

       - in a Representative Amount;

     - If all three New York banks provide the requested quotations, then LIBOR will be the arithmetic mean of the quotations;

     - if fewer than three New York banks provide the requested quotations as described above, then LIBOR will be the LIBOR in effect on the Interest Determination Date.

     "Prime Rate" means, initially or for any Interest Reset Date, the rate determined by the Calculation Agent for the applicable Interest Determination Date as follows:

     - if the Board of Governors of the Federal Reserve System publishes a rate in H.15(519) under the heading "Bank Prime Loan" by 9:00 a.m., New York City time, on the Calculation Date, then the Prime Rate will be that rate;

     - if the Board of Governors of the Federal Reserve System does not publish the rate described above by 9:00 a.m., New York City time, on the Calculation Date, then the Prime Rate will be the rate set forth in H.15 Daily Update under the heading "Bank Prime Loan," if the Board of

       Governors of the Federal Reserve System publishes the rate by 9:00 a.m., New York City time, on the Calculation Date;

     - if the Board of Governors of the Federal Reserve System does not publish the rate described above by 9:00 a.m., New York City time, on the Calculation Date, then the rate will be the arithmetic mean of the interest rates publicly announced by each bank that appears on the display designated as page "USPRIME1" on the Reuter Monitor Money Rates Services (or such other page as may replace the USPRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks) on the Interest Determination Date as such bank's prime rate or base lending rate in effect on the Interest Determination Date, if at least four rates appear on the Reuters Screen USPRIME1 Page;

     - if fewer than four rates appear on the Reuters Screen USPRIME1 Page as described above on the Interest Determination Date, the Calculation Agent will request quotations from three major banks in The City of New York for their prime rates or base lending rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Interest Determination Date. If all three banks provide the requested quotations, then the Prime Rate will be the arithmetic mean of the quoted rates;

     - if fewer than three banks provide the requested quotations as described above, then the Prime Rate will be the Prime Rate in effect on the Interest Determination Date.

     "Treasury Rate" means, initially or for any Interest Reset Date, the rate determined by the Calculation Agent for the applicable Interest Determination Date as follows:

     - if the Board of Governors of the Federal Reserve System publishes a rate in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Auction Average (Investment)" by 9:00 a.m., New York City time, on the Calculation Date for the auction on the relevant Interest Determination Date of direct obligations of the United States ("Treasury bills") with the specified Index Maturity, then the Treasury Rate will be that rate;

     - if the Board of Governors of the Federal Reserve System does not publish the rate by 9:00 a.m., New York City time, on the Calculation Date, and the United States Department of Treasury announces in another manner the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis), then the Treasury Rate will be the rate as announced by the United States Department of Treasury;

     - if the results of the auction of Treasury bills on the Interest Determination Date with the specified Index Maturity are not published or reported as provided above by 3:00 p.m., New York City time, on the Calculation Date, or if the United States Department of the Treasury does not hold an auction that week, then the Treasury Rate will be the rate set forth in H.15(519) for the relevant Interest Determination Date for Treasury bills with the specified Index Maturity under the heading "U.S. Government Securities/Treasury Bills/Secondary Market";

     - if the rate described above is not published by 3:00 p.m., New York City time, on the Calculation Date, then the Treasury Rate will be the rate set forth in H.15 Daily Update under the heading "U.S. Government Securities/Treasury Bills/Secondary Market," if the Board of Governors of the Federal Reserve System publishes the rate by 3:00 p.m., New York City time, on the Calculation Date;

     - if the rate is not published by 3:00 p.m., New York City time, on the Calculation Date, the Calculation Agent will request quotations from three primary United States government securities dealers in The City of New York for the secondary market bid rates as of approximately 3:30 p.m., New York City time, on the Interest Determination Date for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity. If all three securities dealers provide the requested quotations, then the Treasury Rate will be the yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the quoted rates;

     - if fewer than three securities dealers provide the requested quotations as described above, the Treasury Rate will be the Treasury Rate in effect on the Interest Determination Date.

     The information in this prospectus is not complete and may be changed. SRAC may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

                         SEARS ROEBUCK ACCEPTANCE CORP.

                                DEBT SECURITIES

                         ------------------------------

     Sears Roebuck Acceptance Corp. ("SRAC") may from time to time sell up to $7,252,200,000 aggregate initial offering price of its debt securities. These debt securities may consist of debentures, notes or other types of unsecured debt. The supplement accompanying this prospectus includes the specific terms of these debt securities.

                         ------------------------------

     These securities have not been approved by the Securities and Exchange Commission or any state securities commission nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                         ------------------------------

                               September 17, 1998

     SRAC HAS NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AS IF SRAC HAD AUTHORIZED IT. THIS PROSPECTUS AND THE ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE, NOR DO THIS PROSPECTUS AND THE ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE INFORMATION CONTAINED IN THIS PROSPECTUS AND THE SUPPLEMENT TO THIS PROSPECTUS IS ACCURATE AS OF THE DATES ON THEIR COVERS. WHEN SRAC DELIVERS THIS PROSPECTUS OR A SUPPLEMENT OR MAKES A SALE PURSUANT TO THIS PROSPECTUS, SRAC IS NOT IMPLYING THAT THE INFORMATION IS CURRENT AS OF THE DATE OF THE DELIVERY OR SALE.

                         ------------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Available Information.......................................    3
Reports to Holders of Debt Securities.......................    3
Incorporation of Certain Documents by Reference.............    3
Sears Roebuck Acceptance Corp...............................    4
Use of Proceeds.............................................    4
Summary Financial Information...............................    5
Ratio of Earnings to Fixed Charges..........................    6
Description of Debt Securities..............................    6
Plan of Distribution........................................   11
Legal Opinion...............................................   12
Experts.....................................................   12

                             AVAILABLE INFORMATION

     SRAC and Sears, Roebuck and Co. ("Sears"), SRAC's parent, are required to file reports and other information with the Securities and Exchange Commission (the "Commission"). Sears also files proxy statements with the Commission. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the Commission, in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Suite 1400, Citicorp Center, 500 W. Madison Street, Chicago, Illinois 60661-2511. You can also obtain copies of these materials from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). You can inspect reports and other information concerning SRAC and Sears at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. You can also inspect reports, proxy statements and other information concerning Sears at the offices of the Chicago Stock Exchange Incorporated, 440 South LaSalle Street, Chicago, Illinois 60605, and the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104.

     SRAC and Sears have filed a registration statement and related exhibits with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). The registration statement contains additional information about SRAC, Sears and the debt securities. You may inspect the registration statement and exhibits without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the Commission at prescribed rates.

                     REPORTS TO HOLDERS OF DEBT SECURITIES

     SRAC will send its annual reports to the holders of its debt securities. These annual reports will include financial information that independent public accountants have audited and reported on, as well as other information about SRAC.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     SRAC and Sears incorporate and make part of this prospectus by reference the following documents, filed by SRAC and Sears with the Commission pursuant to
Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

     - the Annual Reports on Form 10-K for the year ended January 3, 1998, filed by SRAC and Sears;

     - the Quarterly Reports on Form 10-Q for the quarters ended April 4, 1998 and July 4, 1998, filed by SRAC and Sears;

     - the Current Reports on Form 8-K for January 22 and February 18, 1998, filed by Sears and for January 8, February 23 and March 13, 1998, filed by SRAC; and

     - all documents filed by SRAC or Sears with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before SRAC stops offering the debt securities (other than those portions of such documents described in paragraphs (i), (k), and (l) of Item 402 of Regulation S-K promulgated by the Commission).

     To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write Sears Roebuck Acceptance Corp., 3711 Kennett Pike, Greenville, Delaware 19807, Attention: Vice President, Finance (302/888-3100).

                         SEARS ROEBUCK ACCEPTANCE CORP.

     SRAC is a wholly owned subsidiary of Sears that was incorporated under the laws of Delaware in 1956. Its general offices are located at 3711 Kennett Pike, Greenville, Delaware 19807 (302/888-3100). It raises funds primarily by issuing commercial paper, medium-term notes and discrete underwritten debt and by borrowing under intermediate-term loan agreements. It uses the proceeds from its borrowings to acquire short-term notes of Sears and, on occasion, to purchase outstanding receivable balances from Sears. Sears, a multi-line retailer that conducts domestic and international merchandising and credit operations, uses the funds it obtains from SRAC for general funding purposes. SRAC, and not Sears, will be solely responsible for repaying the debt securities.

     SRAC generates income primarily from the earnings on its investment in the notes and receivable balances of Sears. Sears presently calculates the interest rate on its notes so that SRAC maintains an earnings to fixed charges ratio of at least 1.25. The yield on SRAC's investment in Sears notes is related to SRAC's borrowing costs. As a result, movements in interest rates and changes in Sears borrowing requirements cause SRAC's earnings to fluctuate. The indenture relating to SRAC's debt securities requires SRAC to maintain a ratio of earnings to fixed charges of not less than 1.10 for any fiscal quarter (determined in accordance with Item 503(d) of Regulation S-K promulgated by the Commission) and to cause Sears to maintain ownership of all of SRAC's voting stock as long as any of SRAC's debt securities are outstanding. Sears has agreed to pay SRAC the amounts that are necessary for SRAC to maintain an earnings to fixed charges ratio of at least 1.10 and has agreed to maintain ownership of all of SRAC's voting stock as long as any of SRAC's debt securities are outstanding. See "Description of Debt Securities--Certain Restrictions."

     As of August 1, 1998, SRAC had eight employees.

                                USE OF PROCEEDS

     SRAC will add the net proceeds it receives from the sale of its debt securities to its general funds and initially will use the proceeds to reduce its short-term debt. As indicated in this prospectus under the heading "Sears Roebuck Acceptance Corp.," SRAC's principal business is purchasing short-term notes of Sears. Additionally, SRAC occasionally purchases receivable balances from Sears domestic credit operations. SRAC expects to incur additional debt, but has not yet determined how much or the terms of this debt. SRAC will make these determinations from time to time based on economic conditions and certain capital requirements of Sears. SRAC anticipates that Sears and its subsidiaries will continue their practice of short-term borrowing and will occasionally incur additional long-term debt and engage in securitization programs in which Sears and its subsidiaries sell interests in pools of credit card receivables in public or private transactions. Sears also occasionally may issue equity securities.

                         SUMMARY FINANCIAL INFORMATION

     The following table sets forth certain summary financial information of SRAC for the last five fiscal years. You should read this summary information in conjunction with SRAC's financial statements and the notes to the financial statements that are incorporated by reference in this prospectus.

                                                    1997       1996       1995      1994      1993
                                                    ----       ----       ----      ----      ----
                                                                (DOLLARS IN MILLIONS)
Operating Results
Total revenues.................................    $   960    $   689    $  510    $  283    $  338
Interest and related expenses..................        763        546       405       219       236
Total expenses.................................        767        548       407       221       277
Income taxes...................................         68         49        36        22        21
Net income.....................................        125         92        67        40        40
Financial Position
Assets
  Notes of Sears...............................    $16,561    $11,609    $8,397    $6,843    $3,404
  Receivable balances purchased from Sears.....         89         76        81        82        88
  Total assets.................................     16,716     12,004     8,635     7,031     4,146
Liabilities
  Commercial paper.............................    $ 5,249    $ 3,324    $4,451    $4,913    $2,475
  Agreements with bank trust departments.......         --         82       137        87       140
  Intermediate-term loans......................         50        715       895       845        --
  Medium-term notes............................      6,033      4,834     1,384        --        --
  Discrete underwritten debt...................      3,099      1,298       499        --        --
  Loan agreements with Sears Overseas Finance,
     N.V. .....................................         --         --        --        --       380
  Total liabilities............................     14,554     10,317     7,390     5,854     3,008
Sears investment in SRAC
  Capital stock (including capital in excess of
     par value)................................    $   735    $   385    $   35    $   35    $   35
  Retained income..............................      1,427      1,302     1,210     1,143     1,103
Debt as percentage of equity...................        667%       608%      592%      496%      263%
Other Pertinent Data
Commercial paper
  Average daily outstandings...................    $ 3,952    $ 4,388    $4,963    $3,615    $3,812
Agreements with bank trust departments
  Average daily outstandings...................         55         98       154       124       402
Contractual credit facilities (year-end).......      5,540      5,000     5,720     5,132     4,200

                       RATIO OF EARNINGS TO FIXED CHARGES

     Sears presently calculates the interest rate on SRAC's investment in Sears notes to provide SRAC with earnings sufficient to cover its fixed charges at least 1.25 times. The ratios of earnings to fixed charges for SRAC and Sears for the years ended on the dates set forth in the following table were as follows:

                                  JANUARY 3,    DECEMBER 28,    DECEMBER 30,    DECEMBER 31,    DECEMBER 31,
                                     1998           1996            1995            1994            1993
                                  ----------    ------------    ------------    ------------    ------------
SRAC(1).......................       1.25           1.26            1.26            1.29            1.26
Sears(2)......................       2.34           2.40            2.15            2.06            1.66

     The ratios of earnings to fixed charges for SRAC and Sears for the 26 weeks ended July 4, 1998 were as follows:

                                 26 WEEKS ENDED
                                  JULY 4, 1998
                                 --------------
SRAC(1)......................         1.26
Sears(2).....................         1.95

---------------
(1) Calculated as follows:

     earnings = net income + fixed charges + income taxes

     ---------------------------------------------------------------------------
     fixed charges = interest costs + amortization of debt discount and expense

(2) Calculated as follows:

    earnings = income from continuing operations (excluding undistributed net income of unconsolidated subsidiaries) + fixed charges (excluding capitalized interest) + income taxes

     ---------------------------------------------------------------------------
     fixed charges = interest costs + the portion of operating lease rentals which Sears estimates represents the interest element in such rentals

                         DESCRIPTION OF DEBT SECURITIES

     This prospectus describes certain general terms and provisions of SRAC's unsecured debt securities. When SRAC offers to sell a particular series of debt securities, it will describe the specific terms of the series in a supplement to this prospectus. SRAC will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

     SRAC has entered into an indenture with The Chase Manhattan Bank, as trustee, and will issue its debt securities under that indenture or under another indenture into which it may enter with another eligible trustee. SRAC will identify the trustee and the particular indenture under which it is issuing its debt securities in the supplement to this prospectus.

     The following sections summarize certain provisions of SRAC's debt securities and indenture. This summary is qualified by and subject to the actual provisions of the indenture under which SRAC is issuing its debt securities. SRAC has filed the indenture with the Commission and is incorporating it by reference in this prospectus. Where this summary refers to particular provisions of the indenture, the provisions are incorporated by reference.

GENERAL TERMS

     The debt securities will be unsecured obligations of SRAC.

     SRAC can issue an unlimited amount of debt securities under the indenture, and can issue them from time to time in one or more series.

     If any of the following terms apply to a particular series of debt securities that SRAC offers to sell, the supplement to this prospectus will describe the applicable terms:

     - the title

     - any limit on the aggregate principal amount

     - the maturity date or dates

     - the issue price

     - the interest rate or rates (which may be fixed or variable)

     - the date from which interest will accrue

     - the interest payment dates (including the first interest payment date)

     - the record dates for the interest payment dates

     - any optional or mandatory redemption, conversion and exchange provisions and whether you have or SRAC has the right to use these provisions

     - any subordination provisions

     - any sinking fund provisions

     - the amount payable upon acceleration of the maturity date, if the amount is not the principal amount of the debt securities

     - the terms of any warrants attached to the debt securities

     - the currencies that you may use to purchase the debt securities and that SRAC may use to pay principal, any premium and interest

     - any index SRAC will use to determine the amount of principal, premium and interest payments

     - whether SRAC will issue the debt securities as one or more global securities to be held for investors by a depository and, if so, the name of the depository

     - the places where the principal, any premium and interest will be payable, if those places are not set forth in the indenture

     - any other terms that are consistent with the indenture that may modify or delete any provision of the indenture to the extent the provision applies to such series

     SRAC will pay principal, any premium and any interest at the office of the paying agent it maintains for such purposes in the Borough of Manhattan of The City of New York. You may transfer debt securities (other than debt securities represented by global securities) at the same office. SRAC may also designate other locations for payments and transfers in the city in which its principal executive offices are located or the city in which the principal corporate trust office of the trustee is located. Unless SRAC specifies otherwise in the supplement to this prospectus, the locations for payment and transfer initially will include the principal corporate trust office of the trustee in the Borough of Manhattan of The City of New York and SRAC's principal executive offices in Greenville, Delaware.

     SRAC will pay interest on its debt securities by checks mailed to you at your registered address, unless you make other arrangements or the debt securities are represented by a global security. (Sections 2.5, 3.1, 3.2) If the debt securities are represented by global securities, SRAC will provide information about payment of principal, any premium and interest and about transfers of beneficial interests in the global securities in the supplement to this prospectus.

     If SRAC has indicated in the supplement to this prospectus that it will pay principal, any premium and interest in a currency other than U.S. dollars and that currency is unavailable for payment due to circumstances beyond SRAC's control, SRAC will pay the principal, any premium and interest in U.S. dollars. The exchange rate will be the most recent noon buying rate in New York City for cable transfers in the unavailable currency, as certified for customs purposes by the Federal Reserve Bank of New York. However, if the unavailable currency is the European Currency Unit, the exchange rate will be the most recent rate determined by the Council of European Communities. (Section 2.12)

     SRAC will issue its debt securities only in fully registered form, without coupons, in denominations of $1,000 or an integral multiple of $1,000, unless SRAC indicates otherwise in the supplement to this prospectus. (Section 2.2)

     You will not have to pay a service charge to register a transfer or exchange of debt securities. However, SRAC may require you to pay an amount sufficient to cover any tax or other governmental charge in connection with the transfer or exchange. (Section 2.5)

     SRAC may issue debt securities at a discounted price with provisions that permit it to pay less than the principal amount if the holders of the debt securities accelerate the maturity date as a result of a continuing default. If SRAC chooses to issue these discounted debt securities, it will describe the federal income tax consequences and other special considerations in the supplement to this prospectus.

CERTAIN RESTRICTIONS

     The indenture provides that SRAC will maintain a ratio of earnings to fixed charges in every fiscal quarter of at least 1.10 and that it will cause Sears to maintain ownership of all of SRAC's voting stock. SRAC determines its ratio of earnings to fixed charges in accordance with Item 503(d) of Regulation S-K promulgated by the Commission, as in effect on the date of the indenture. SRAC has letter agreements with Sears pursuant to which Sears has agreed, for the benefit of the holders of SRAC's debt securities, that

     - Sears will pay SRAC amounts which, when added to SRAC's other earnings, will be sufficient for SRAC to maintain the fixed charge coverage ratio required by the indenture and

     - Sears will maintain ownership of SRAC's voting stock as long as SRAC is required to cause Sears to do so.

     The indenture provides that SRAC will cause Sears to observe and perform in all material respects all covenants or agreements of Sears contained in the letter agreements and will not amend, waive, terminate or otherwise modify any provision of the letter agreements. (Section 3.6)

DEFAULTS

     If any of the following occur in connection with any series of SRAC's debt securities, SRAC will be in default under those debt securities:

     - if SRAC fails to pay the principal amount and any premium on the series when due and payable;

     - if SRAC fails for 30 days after any interest payment date to pay any interest that has become due (unless it deposits the entire amount due with the trustee or with a paying agent within 30 days after the due date);

     - if SRAC fails to perform any of its other covenants under the indenture that apply to that series of debt securities and does not cure that failure for 60 days after it receives written notice that it has failed to perform from holders of a majority of the principal amount of the particular series of debt securities or the trustee;

     - if SRAC's creditors or creditors of Sears, including holders of SRAC's debt securities from a different series, accelerate the maturity date of $100,000,000 or more in principal amount of SRAC debt or Sears debt, and those creditors do not rescind or annul the acceleration within 30 days after SRAC receives written notice from holders of a majority of the principal amount of the particular series of debt securities or the trustee, unless the maturity date was accelerated as a result of compliance with applicable laws, court orders or governmental decrees;

     - if SRAC takes certain actions in connection with a bankruptcy, insolvency or reorganization; or

     - if SRAC does or fails to do something that the supplement to this prospectus identifies as an event of default.

     Unless the supplement to this prospectus specifies otherwise, if SRAC defaults on a particular series of debt securities and the default is continuing, the holders of a majority of the principal amount of the outstanding debt securities of that series may accelerate the maturity date of those debt securities. To accelerate the maturity date, those holders must declare that the principal amount of the debt securities of that series is immediately due and payable. In certain circumstances, holders of a majority of the principal amount of outstanding debt securities of the series may annul the acceleration of the maturity date. (Section 6.1)

     Before instituting a proceeding to enforce the indenture or to obtain a remedy provided for by the indenture:

     - holders of debt securities must notify the trustee of a default in writing;

     - holders of a majority of the principal amount of outstanding debt securities of the particular series must request in writing that the trustee institute the proceeding;

     - holders of a majority of the principal amount of outstanding debt securities of the particular series must offer reasonable indemnity to the trustee if the trustee institutes the proceeding; and

     - the trustee must neglect or refuse to institute the proceeding within a reasonable time.

     These requirements do not prevent a holder from enforcing the payment of principal and interest on the debt securities held by such holder, on or after the principal or interest due dates. (Section 6.7)

MODIFICATION OR AMENDMENT OF THE INDENTURE

     SRAC may amend the indenture with the consent of the holders of a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the amendment. However, SRAC may not make any amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

     - permit SRAC to extend the time of payment of any payment on the debt securities, or to reduce the payment, or

     - reduce the percentage of holders of any series of debt securities whose consent is required to amend the indenture. (Article XI)

DEFEASANCE

  Termination of Certain Obligations

     Unless SRAC provides otherwise in the supplement to this prospectus, SRAC may terminate certain of its obligations under the indenture with respect to the debt securities of any series by depositing with the trustee or a paying agent, in trust, any combination of the following in an amount sufficient to pay the principal, any premium and each installment of interest on the debt securities of such series on the dates such payments are due:

     - money;

     - securities backed by the full faith and credit of the United States of America that the issuer cannot call or redeem (if the debt securities with respect to which SRAC is terminating certain of its obligations are denominated in U.S. dollars);

     - certain depository receipts for any non-callable and non-redeemable securities backed by the full faith and credit of the United States of America, or for a specific payment of interest on or principal of any such securities, issued by a bank or trust company as custodian (if the debt securities with respect to which SRAC is terminating certain of its obligations are denominated in U.S. dollars); or

     - other securities that, when deposited in trust, alone or in combination with other items in this list, will result in a nationally recognized rating agency rating SRAC's debt securities in the highest generic long-term debt rating category applicable to debt issued by an issuer that has been released from its obligations to the same extent that SRAC has been (if the debt securities with respect to which SRAC is terminating certain of its obligations are denominated in a foreign currency).

As a prerequisite to establishing the trust, in addition to certain other requirements, SRAC must receive a ruling from the Internal Revenue Service or an opinion of counsel who is not its employee. The ruling or opinion must state that the holders of the debt securities with respect to which SRAC is terminating certain of its obligations will not recognize income, gain or loss for federal income tax purposes as a result of the deposit with the trustee and termination of these obligations. The ruling or opinion must also state that those holders will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if SRAC had not deposited money or securities with the trustee and terminated these obligations. SRAC must also receive an opinion of counsel stating that, after 90 days, either the trust deposit will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or that the holders' rights would be adequately protected despite the application of such laws to the trust funds.

     Notwithstanding the deposit with the trustee or paying agent and compliance with the additional requirements described above or in the indenture, SRAC's obligations under the indenture to do the following with respect to a series will remain in full force and effect until SRAC has paid the debt securities of such series in full:

     - pay principal, premium (if any) and interest;

     - register the transfer or exchange of the debt securities;

     - replace mutilated, destroyed, lost and stolen debt securities;

     - maintain paying agencies; and

     - hold monies for payment in trust. (Section 13.4)

     If and when the Internal Revenue Service can provide a ruling, or counsel can provide an opinion as described above, without reliance upon the continuation of SRAC's obligations regarding the payment of principal, premium (if any) and interest, then SRAC may discharge the indenture--including its payment obligations--by delivering the ruling or opinion to the trustee and satisfying the other conditions provided for in the indenture. (Section 13.4) Under present ruling positions of the Internal Revenue Service, SRAC cannot obtain such a ruling or opinion.

  Discharge of the Indenture

     SRAC may also discharge the indenture, and all of its obligations under the indenture, with respect to a particular series of debt securities--including its payment obligations--if:

     - all securities issued under the indenture have been canceled or delivered to the trustee to be canceled; or

     - all securities issued under the indenture that have not been canceled

          - have become due and payable in accordance with their terms, or

          - will become due and payable in accordance with their terms within one year, or

          - will be called for redemption within one year under arrangements that satisfy the trustee.

To discharge the indenture in these circumstances, SRAC must deposit trust funds with the trustee in an amount sufficient to pay all principal, interest and premiums on the outstanding securities until they mature or are redeemed. SRAC must also deliver a certificate of one of its officers and an opinion of counsel, each stating that SRAC has complied with all conditions precedent to the satisfaction and discharge of the indenture. (Section 13.1)

REGARDING THE TRUSTEE

     The Chase Manhattan Bank, which is a trustee under the indenture, performs other services for SRAC.

                              PLAN OF DISTRIBUTION

     SRAC may sell its debt securities to or through underwriters, directly to other purchasers or through agents. SRAC anticipates offering its debt securities directly to brokers or dealers, investment companies, insurance companies, banks, savings and loan associations and trust companies or similar institutions, and to trusts for which a bank, savings and loan association, trust company or investment adviser is the trustee or is authorized to make investment decisions.

     SRAC may distribute its debt securities from time to time in one or more transactions:

     - at a fixed price or prices, which may change

     - at market prices prevailing at the time of sale

     - at prices related to such prevailing market prices or

     - at negotiated prices.

     The supplement to this prospectus will describe the method of distribution of any particular series of debt securities.

     In connection with the sale of its debt securities, SRAC, or the purchasers of debt securities for whom the underwriters may act as agents, may compensate the underwriters in the form of discounts, concessions or commissions. Underwriters may sell SRAC's debt securities to or through dealers and may compensate the dealers in the form of discounts, concessions or commissions. Dealers may also receive commissions from the purchasers of debt securities, for whom they may act as agents. Pursuant to the Securities Act, the Commission may deem underwriters, dealers and agents that participate in the distribution of debt securities to be underwriters. The Commission also may deem any discounts, commissions or concessions and any profit on the resale of debt securities to be underwriting discounts and commissions under the Securities Act. The supplement to this prospectus will identify any such underwriter or agent and will describe any such compensation.

     SRAC may enter into agreements to indemnify underwriters, dealers and agents that participate in the distribution of its debt securities against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL OPINION

     Unless otherwise specified in the supplement to this prospectus, Nancy K. Bellis, an Assistant General Counsel of Sears, will pass upon the legality of the debt securities for SRAC.

                                    EXPERTS

     Deloitte & Touche LLP, independent auditors, have audited the annual financial statements that are incorporated by reference in this prospectus, as stated in their reports that are also incorporated by reference in this prospectus. SRAC and Sears have incorporated by reference their financial statements in reliance upon the reports of Deloitte & Touche LLP given upon their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information contained in the Quarterly Reports on Form 10-Q for Sears and SRAC, which are incorporated in this prospectus by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Quarterly Reports on Form 10-Q for Sears and SRAC and incorporated by reference in this prospectus, they did not audit and they did not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

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

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                              U.S. $1,850,000,000

                                 SEARS ROEBUCK
                                ACCEPTANCE CORP.
                           MEDIUM-TERM NOTES SERIES V

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                             PROSPECTUS SUPPLEMENT
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                              GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                           MORGAN STANLEY DEAN WITTER
                              SALOMON SMITH BARNEY
                                 SEARS ROEBUCK
                                ACCEPTANCE CORP.

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